MAYNARD OIL COMPANY

                                  Press Release


FOR IMMEDIATE                                   For further information contact:
RELEASE                                         Glenn R. Moore
                                                President
                                                Maynard Oil Company
                                                8080 North Central Expressway
                                                Suite 660
                                                Dallas, Texas 75206
                                                (214) 891-8466

MAYNARD OIL COMPANY TO MERGE WITH PLANTATION PETROLEUM HOLDINGS, LLC

         Dallas, Texas, April 25, 2002. Maynard Oil Company (Nasdaq: MOIL) announced today that its has entered into an Agreement and Plan of Merger with Plantation Petroleum Holdings, LLC, pursuant to which Maynard Oil stockholders will receive $17.00 cash for each of the 4,880,368 shares outstanding.

         The transaction has been unanimously approved by the boards of directors of both companies. The transaction is subject to the approval by holders of a majority of the outstanding common stock of Maynard Oil Company.

         Maynard Oil Company, its directors, executive officers and certain other members of Maynard Oil Company management will be soliciting proxies from Maynard Oil Company stockholders in favor of the merger. Stockholders owning approximately 56% of the outstanding common stock of Maynard Oil Company have entered into agreement with the acquiror to vote in favor of the merger. Information concerning the merger and the Maynard Oil Company stockholders meeting will be provided in the proxy statement to be filed with the Securities and Exchange Commission.

About Maynard Oil Company

         Maynard Oil Company is engaged in the exploration, development and production of oil and natural gas in the United States. The Company's common stock is traded over the counter under the Nasdaq symbol MOIL.

About Plantation

         Plantation Petroleum Holdings, LLC is a privately owned exploration and production company that is actively engaged in acquiring, developing and producing oil and gas properties.


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Advisors

         Maynard Oil Company was advised by William Blair & Company, as its financial advisor, and McDermott, Will & Emery, as its legal advisor. Plantation Petroleum Holdings, LLC was advised by Simmons & Company International, as its financial advisor, and Chamberlain, Hrdlicka, White, Williams & Martin, as its legal advisor.


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         The foregoing are "forward-looking statements" which are based upon management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance upon any forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see Maynard Oil Company's filings with the Securities and Exchange Commission. Maynard Oil Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Maynard Oil Company.